                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0059
                                                      Expires: February 28, 2006
                                                      Estimated average burden
                                                      hours per response...12.75

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              Golden Telecom, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

               GOLDEN TELECOM, INC.
Representative Offices of Golden TeleServices, Inc.
        1 Kozhevnichesky Proezd, 2nd Floor
              Moscow, Russia 115114                        [GOLDEN TELECOM LOGO]

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERHOLDERS
                                  May 20, 2004
                                 Fornebu, Norway

                                                                  April 13, 2004

Dear Shareholders:

         The 2004 annual meeting of shareholders of Golden Telecom, Inc. (the "Company" or "Golden Telecom") will be held in the Midnattsol Meeting Room, Telenor Expo, Snaroyveien 30, 1331 Fornebu, Norway on May 20, 2004 at 12:30 p.m. local time, to consider and act on the following matters:

         1.       The election of ten directors for a term of one year (Item No.
                  1); and

         2. Ratification of the selection of the auditors of the Company for fiscal year 2004 (Item No. 2).

         Shareholders of record at the close of business on April 6, 2004 will be entitled to vote at the meeting. If you will need special assistance at the meeting because of a disability, please notify the office of the General Counsel of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 4400 MacArthur Blvd., N.W., Suite 200, Washington, D.C., 20007 or through e-mail at annualmeeting@gti.ru. A list of shareholders entitled to vote at the meeting may be examined at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

                                              By Order of the Board of Directors

                                              /s/ JEFFREY A. RIDDELL
                                              JEFFREY A. RIDDELL
                                              Senior Vice President,
                                              General Counsel and Secretary

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS

Introduction...................................................................................................       3
Proxies And Voting Procedures..................................................................................       3
Proposals To Be Voted Upon.....................................................................................       4
Common Stock Ownership Of Certain Beneficial Owners And Management.............................................      15
Executive Officers.............................................................................................      17
Executive Compensation.........................................................................................      18
Report Of The Compensation Committee On Executive Compensation.................................................      20
Employment Contracts, Termination Of Employment And Change Of Control Arrangements.............................      23
Certain Relationships And Related Transactions.................................................................      24
Section 16(a) Beneficial Ownership Reporting Compliance........................................................      26
Other Business Which May Properly Come Before The Meeting......................................................      26
General Questions..............................................................................................      27
Voting Procedures (For Shareholders Of Record).................................................................      28
Voting Procedures (For Beneficial Shareholders)................................................................      28
General Voting Questions.......................................................................................      29
Annex A Charter Of The Audit Committee.........................................................................      30

               GOLDEN TELECOM, INC.
Representative Offices of Golden TeleServices, Inc.
        1 Kozhevnichesky Proezd, 2nd Floor
              Moscow, Russia 115114                        [GOLDEN TELECOM LOGO]

                                 PROXY STATEMENT
                                 April 13, 2004

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Golden Telecom, Inc. (the "Company" or "Golden Telecom") of proxies to be voted at the annual meeting of shareholders of the Company to be held in the Midnattsol Meeting Room, Telenor Expo, Snaroyveien 30, 1331 Fornebu, Norway on May 20, 2004 beginning at 12:30 p.m. local time (the "Annual Meeting"). Enclosed with this Proxy Statement is a Notice of the Annual Meeting of Shareholders, together with a Proxy Card for your signature if you are unable to attend. Shareholders of record who execute Proxy Cards may revoke them at any time before they are voted. Any Proxy Card may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114, on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent Proxy Card relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying Proxy Card will be sent to the Company's shareholders is April 13, 2004.

PROXIES AND VOTING PROCEDURES

Shares of the Company's common stock, par value $0.01 per share ("Common Stock"), represented by properly executed Proxy Cards received prior to or at the meeting, unless such Proxy Cards have been revoked, will be voted in accordance with the instructions indicated on the Proxy Card.

Shareholders of record (the "Shareholders") on April 6, 2004 (the "Record Date") are entitled to vote at the Annual Meeting. On April 6, 2004, the Company had outstanding approximately 36,231,156 shares of Common Stock, with each share representing one vote.

If you return your signed Proxy Card to the Company before the Annual Meeting, Golden Telecom will vote your shares as you direct. You can specify on your Proxy Card whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from the proposal to ratify the selection of our auditors. The proposals will be presented at the Annual Meeting by management.

IF YOU RETURN THE PROXY CARD TO US AND DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; AND "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF OUR AUDITORS.

The affirmative vote of the holders of a plurality of the votes cast by shareholders will elect candidates for director (Item No. 1 on your Proxy Card). The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Board of Directors' appointment of Ernst & Young (CIS) Limited ("Ernst & Young") as the Company's independent auditors for 2004 (Item No. 2 on your Proxy Card). The required quorum is a majority of the outstanding shares of voting stock of Golden Telecom. Golden Telecom intends to count abstentions both for purposes of determining presence or absence of a quorum and in the total number of shares represented and voting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against Item 2.

The nominees for director receiving the highest number of affirmative votes will be elected. Unless authority to vote is withheld or another contrary instruction is indicated, properly executed Proxy Cards received by Golden Telecom prior to or at the Annual Meeting will be voted FOR the election of the nominees listed on the following pages. Should any of the nominees be unavailable to serve at the time the election occurs, the proxyholders named in the Proxy Card will vote for substitute nominees at their discretion.

Broker non-votes occur when nominees have voted on some of the matters to be acted on at a meeting, but fail to vote on certain other matters because they are not permitted to vote on such matters in the absence of instructions from the beneficial owners of shares. Broker non-votes, if any, with respect to a proposal will not be counted for purposes of determining the presence or absence of a quorum, and will not be counted as shares represented and voting with respect to that proposal. A broker non-vote will have no effect on the outcome of the election of directors.

                       * * * * * * * * * * * * * * * * * *

PROPOSALS TO BE VOTED UPON

ITEM NO. 1 ON YOUR PROXY CARD: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

           The size of the Company's Board of Directors is set at ten directors. At the Annual Meeting, ten directors will be elected. Each director will serve a one year term and will serve until the next annual meeting of shareholders or until the director is succeeded by another qualified director who has been elected or until their earlier resignations. Each of the nominees is now a member of the Board of Directors of the Company and each of the nominees has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement. The following section sets forth the name and principal business occupation or employment of each of these nominee directors.

Vladimir Androsik          Mr. Androsik has extensive experience in Russian
Age 28                     telecommunications and finance. He served as the
                           Deputy Finance Director of Peterstar, Inc. from 1997 to 2001, and since then has served as a member of the Management Committee and as Deputy Director
                           General-Finance Director of OAO Rostelecom.

                           Mr. Androsik was elected to the Company's Board of Directors in November 2002 and was re-elected for a one-year term in May 2003.

Petr Aven                  Since October 1994, Mr. Aven has served as President
Age 49                     of Alfa Bank. As President, his major
                           responsibilities include strategic planning as well as business and government relations in Russia and in the other countries where the bank operates. Mr. Aven also currently serves as the Chairman of the Board of STS Television. Prior to his employment with Alfa
                           Bank, Mr. Aven acted as a financial consultant specializing in financial instruments of the Russian
                           Federation in a consultancy that he established. From
                           November 1991 until his resignation in December 1992, Mr. Aven served as the Minister of Foreign Economic
                           Relations of the Russian Federation. Prior to his appointment as Minister, Mr. Aven was employed as a principal researcher at the International Institute for Applied System Analysis (IIASA) in Laxenburg,
                           Austria where his major projects included the methodology of socio-economic comparisons, comparative economics, and economic reforms in centrally planned economies. Prior to this period, from 1981 to 1989, Mr. Aven served as a research scholar at the Institute for Systems Studies of the USSR Academy of Sciences where he advised the administration of Mikhail Gorbachev. Among his other activities, Mr. Aven has acted as a guest professor and lecturer at numerous universities, including Yale
                           University, Bar-Elan University (Israel), and the
                           University of Glasgow and has published two books on econometrics and on economic reform and numerous articles in Russian and international journals, including "Communist Economies and Economic
                           Transformation", "Economic Policy." Yale University
                           Press and the Kiel Institute of World Economics, and other scientific and academic institutes have published Mr. Aven's monographs.

                           Mr. Aven was originally elected to the Company's Board of Directors in May 2001 and was re-elected to one-year terms in June 2001, May 2002 and May 2003. Mr. Aven has served as the Chairman of the Board since his election to the Board in May 2001 and as Chairman of the Board's Nominating and Corporate Governance Committee since the formation of that Committee in July 2002.

Michael Calvey             Mr. Calvey is Co-Managing Partner of Baring Vostok
Age 37                     Capital Partners and a Senior Partner of Baring
                           Private Equity Partners Limited. Mr. Calvey has been working in Moscow on the First NIS Regional Fund since its inception in 1994 as the co-head of the investment team. In December 2000, he led the creation of the Baring Vostok Private Equity Fund, the first significant new direct investment fund raised in Russia after the 1998 crisis. He is the Chairman of the investment committee for both the NIS
                           Fund and the Baring Vostok Fund, and has been directly or indirectly involved in most of the investments of both funds since inception. Prior to his involvement with the First NIS Regional Funds, Mr. Calvey worked at the European Bank for Reconstruction and Development ("EBRD"), where he was responsible for several of EBRD's investments in the oil and gas sector in Russia. Prior to his engagement with EBRD, he worked at Salomon Brothers Inc. in New
                           York on a variety of corporate finance and mergers and acquisitions assignments. Mr. Calvey is also a director of Burren Energy, PLC.

                           Mr. Calvey was originally elected to the Company's Board of Directors in May 2001 and was re-elected to one-year terms in June 2001, May 2002 and May 2003. Mr. Calvey has served on the Audit Committee of the Board of Directors since June 2001 and on the Executive Committee since May 2002. Mr. Calvey has also served as a member of the Board's Nominating and Corporate Governance Committee since July 2002.

Ashley Dunster             Mr. Dunster is Vice President of Capital Research
Age 41                     International, Inc., a subsidiary of The Capital
                           Group Companies, Inc. Mr. Dunster is responsible for private equity investments in Eastern Europe and Africa. Prior to joining Capital International
                           Research in 1997, Mr. Dunster spent four years at the European Bank for Reconstruction and Development where he was a principal banker in the Early Stage
                           Equity Team, with private equity responsibilities covering Russia, Kazakhstan, Hungary and Slovenia.

                           Mr. Dunster was first elected to the Company's Board of Directors in January 2000 and was re-elected to one-year terms in June 2001, May 2002 and May 2003. Mr. Dunster has served as a member of the Board's Audit Committee and as Chair of the Compensation Committee since being elected director. Mr. Dunster has also served as a member of the Board's Nominating and Corporate Governance Committee since July 2002.

David Herman               Mr. Herman has served in senior executive positions
Age 58                     throughout the world, including the Commonwealth of
                           Independent States. He is retired from the position of Vice President of General Motors Corporation for
                           Russia and the Commonwealth of Independent States after 29 years with General Motors and since 2002 has been a consultant to Generals Motors. Mr. Herman was instrumental in the establishment of a $340 million car plant by General Motors, Avtovaz and the European
                           Bank for Reconstruction and Development. Prior to his appointment with General Motors in the Commonwealth of Independent States, Mr. Herman served as Chairman of Adam Opel A.G., and served as President of SAAB
                           Automobile.

                           Mr. Herman was elected to the Board in November 2002 and was re-elected to a one-year term in May 2003. Mr. Herman has served as the Chair of the Board's Audit Committee and member of the Board's Compensation Committee since December 2002.

Kjell Morten Johnsen       Mr. Johnsen is Vice President of Telenor Networks, a
Age 36                     business unit of the Norwegian incumbent operator
                           Telenor ASA. Mr. Johnsen is responsible for Telenor's fixed line activities in Russia and the Commonwealth of Independent States. Prior to joining Telenor in 2000, Mr. Johnsen worked or the Norwegian conglomerate Norsk Hydro from 1996 to 2000 in various executive positions, including country manager in Ukraine and then manager at the Paris-based regional headquarters for the Commonwealth of Independent
                           States, Africa and Latin America. Before joining
                           Norsk Hydro, Mr. Johnsen spent four years in work connected with Russia as a trade manager in the Swedish shipping and trading company Scandsea
                           International AB. Mr. Johnsen holds an MBA from the
                           Norwegian School of Economics and Business
                           Administration.

                           Mr. Johnsen was first elected to the Company's Board of Directors in December 2003. He has served as Chair of the Board's Executive Committee and member of the Board's Compensation Committee and Nominating and Corporate Governance Committee since February 2004.

Andrey Kosogov             Mr. Kosogov is the First Deputy Chairman of the
Age 43                     Executive Board of Alfa Bank since July 1998. In that
                           position he oversees the investment activities of Alfa Bank, including the Equity Sales and Trading
                           Division, Fixed Income Division, Corporate Finance
                           Division, Financial Operations Division, Asset
                           Management Division and Merchant Banking Division.
                           Prior to his appointment as First Deputy Chairman at the Bank, Mr. Kosogov acted as the Chairman of the Board of Directors of Alfa Capital, a Moscow-based fund management company established in 1992.

                           Mr. Kosogov was originally elected to the Company's Board of Directors in May 2001 and was re-elected to one-year terms in June 2001, May 2002 and May 2003.

Michael North              Michael North has over 10 years of mergers and
Age 49                     acquisition, corporate restructuring, capital market
                           transactions and privatization experience in Central and Eastern Europe and the telecommunications industry. Mr. North was Senior Vice President and
                           Head of the Central and Eastern Europe
                           Telecommunications Group at Commerzbank Securities and acted as Project Director in a number of mergers and acquisition transactions in Russia. Mr. North currently serves as the Managing Director of eurokapital Verwaltungs GmbH.

                           Mr. North was originally elected to the Board of Directors in November 2002 and was re-elected to a one-year terms in May 2002 and May 2003.

Jan Edvard Thygesen        Mr Thygesen is the Executive Vice President of
Age 53                     Telenor and CEO of Telenor Nordic Mobile. Mr.
                           Thygesen joined Telenor in 1979 and has held several positions including Executive Vice President of Telenor Mobile, CEO of Telenor Invest AS, Executive
                           Vice President of Telenor Bedrift AS and CEO of
                           Telenor Nett AS. He was head of Telenor Networks from
                           1998 through 2003. Mr. Thygesen graduated in electronics and telecommunications from the Norwegian
                           Institute of Technology in Trondheim.

                           Mr. Thygesan was originally elected to the Company's Board in December 2003.

Alexander Vinogradov       Prior to joining the Company as President and Chief
Age 49                     Executive Officer in 2001, Mr. Vinogradov worked at
                           LLC EDN Sovintel as General Director starting in
                           November 1995. Prior to his appointment as General
                           Director, Mr. Vinogradov worked at LLC EDN Sovintel as Commercial Director, Head of Marketing and Sales
                           Department and Head of Marketing and Development
                           Department. Mr. Vinogradov began his career at the Main Center for Management of Long-Distance
                           Communications of the USSR.

                           Mr. Vinogradov was originally elected to Golden Telecom's Board of Directors and became President and Chief Executive Officer of Golden Telecom in November 2001 and was re-elected to one year terms in May 2002 and May 2003. Mr. Vinogradov has served on the Executive Committee of the Board of Directors since his election as a Director.

         In December 2003, Mr. Stan Abbeloos resigned from the Board.

         In accordance with the terms and conditions of a shareholders agreement ("December 2003 Shareholders Agreement") entered by the Company, Alfa Telecom Limited ("Alfa"), Nye Telenor East Invest AS ("Telenor"), OAO Rostelecom ("Rostelecom"), Capital International Global Emerging Markets Private Equity Fund, L.P. ("Capital"), Cavendish Nominees Limited ("Cavendish") and First NIS Regional Fund SICAV ("First NIS"), dated August 19, 2003 and which came into effect on December 1, 2003, the parties agreed that three directors would be designated for nomination by Alfa, two directors would be designated for nomination by Telenor, two directors would be designated for nomination by Rostelecom, one director would be designated for nomination by Capital, one director would be designated for nomination by Cavendish and First NIS, and one director would be designated by the Board of Directors. The December 2003 Shareholders Agreement supersedes a substantially similar agreement from September 2002 to which Telenor was not a party.

         The following table shows each of the nominees for director and which shareholder designated them for nomination.

    Shareholder                        Nominees
    -----------                        --------
Alfa                           Mr. Petr Aven
                               Mr. Andrey Kosogov
                               Mr. Alexander Vinogradov

Telenor                        Mr. Kjell Morten Johnsen
                               Mr. Jan Edvard Thygesen

Rostelecom                     Mr. Vladimir Androsik
                               Mr. Michael North

Capital                        Mr. Ashley Dunster

Cavendish/First NIS            Mr. Michael Calvey

The Board selected Mr. David Herman.

         Each of the directors has been selected by the shareholder with the exceptions of Messrs. Johnsen and Thygesen who were elected as directors by the Board in December 2003.

         The Board has determined that the following directors, comprising all of the non-employee directors, should be deemed "independent" under the listing standards of the Nasdaq National Market, as well as in the assessment of the
Board: Mr. Androsik, Mr. Aven, Mr. Calvey, Mr. Dunster, Mr. Herman, Mr. Morten Johnsen, Mr. Kosogov, Mr. North and Mr. Thygesen.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES (ITEM NO. 1 ON YOUR PROXY CARD)

COMPENSATION OF DIRECTORS

         Each non-employee member of Golden Telecom's Board of Directors is entitled to receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors is entitled to receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members are entitled to receive a fee of $750 for each Board committee meeting attended in person, a fee of $500 for each Board committee meeting attended by telephone and a fee of $500 for each Unanimous Written Consent in Lieu of Meeting adopted by the Board. However, Board committee fees are not paid if the meeting is held on the same day as a Board meeting. In accordance with the Golden Telecom 1999 Equity Participation Plan, non-employee directors are also entitled to receive 10,000 stock options upon their initial appointment and 2,500 stock options for each subsequent year of service.

         Each of the Directors waived his right to receive stock options in 2003 with the exception of Mr. North and Mr. Herman. Mr. Dunster also waived his rights to all forms of Director compensation in 2003, which is in line with the policy of his employer, Capital International Research, Inc.

         All directors who are also Golden Telecom employees have waived their rights to all forms of director compensation for 2003, including rights to stock options, which is in line with Company policy.

BOARD AND COMMITTEES MATTERS

BOARD OF DIRECTORS. The Board of Directors met seven times and acted through unanimous written consents four times during the year ended December 31, 2003. An Independent Committee of the Board of Directors met four times during the fiscal year ended December 31, 2003. During 2003, each of the then-incumbent directors attended, in person or by telephone, 75 percent or more of the meetings of the Board of Directors and 75 percent or more of the meeting of the committees on which each director served.

         The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

EXECUTIVE COMMITTEE. During the fiscal year ended December 31, 2003, the Executive Committee of the Board of Directors met seven times and acted through unanimous written consent once. A principal responsibility of the Executive Committee is to have and exercise all the powers of the Board of Directors when the Board is not in session, so far as such may be delegated in accordance with law, except that the Committee may not take any final action to: amend the Certificate of Incorporation or Bylaws; elect directors to fill vacancies or newly created directorships on the Board of Directors; fix the compensation of directors for services in any capacity; fill vacancies on the Committee or change its membership; declare dividends (unless authorized by resolution of the Board of Directors); exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company's property and assets; recommend to the shareholders a plan of dissolution of the Company or a revocation of a dissolution; or adopt an agreement of merger or consolidation for the Company. The Executive Committee also assumes an advisory role for the senior management of the Company. In this capacity, the Executive Committee shall (i) provide counsel in regard to significant matters affecting the Company, its operations and financial performance; (ii) provide advice on proposed corporate structure, financings and financial strategy; (iii) review and offer comment upon the strategic direction of the Company; and (iv) undertake such other actions as may be requested by the Board of Directors. The Board amended the Charter of the Executive Committee in February 2004 to limit the authority of the Executive Committee to review and approve any potential acquisition by the Company up to a maximum transaction value of $25 million.

         The current members of the Executive Committee are Mr. Johnsen (Chair), Mr. Calvey, Mr. Kosogov and Mr. Vinogradov.

AUDIT COMMITTEE. During the fiscal year ended December 31, 2003, the Audit Committee of the Board of Directors held ten meetings and acted through unanimous written consent in lieu of meeting three times. The primary function of the Audit Committee is to advise and assist the Board in fulfilling its oversight responsibilities to the investment community, including current and potential shareholders. The Audit Committee's purpose includes assisting Board oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, and the performance of the Company's internal audit function and ethics and compliance function. The Audit Committee also has sole responsibility for the appointment, compensation and oversight of the Company's independent auditors. The Audit Committee's principal responsibilities in serving these functions are described in the Audit Committee charter that was adopted by the Company's Board of Directors.

         Current copies of the Audit Committee charter and Company's Conduct Guidelines, which apply to all of the Company's employees and directors and its subsidiaries and both of which comply with the Sarbanes-Oxley Act and the NASDAQ National Market corporate governance standards, are available at www.goldentelecom.com. The Audit Committee charter is also attached as Annex A. In addition, the Audit Committee charter and the Company's Conduct Guidelines may also be obtained by writing:

         Corporate Secretary
         Golden Telecom, Inc.
         4400 MacArthur Blvd., N.W.
         Suite 200
         Washington, D.C.
         20007

         If the Company amends any provision of its Conduct Guidelines that is required under the Nasdaq National Market corporate governance standards or the Sarbanes-Oxley Act of 2002, or if a waiver of such provision is granted to a director or an executive officer, the notice of such amendment, other than technical, administrative, and other non-substantive amendments, or waiver will be posted on the Company's website at www.goldentelecom.com. While the Board or the Audit Committee may consider a waiver for an executive officer or director, the Company does not expect to grant such waivers.

         The Chairman of the Audit Committee is Mr. Herman. In 2003, the other members were Mr. Dunster and Mr. Calvey.

         A Report from the Audit Committee is contained herein in the section following "Item No. 2 on Your Proxy Card: Ratification of Appointment of Auditors".

INDEPENDENCE OF THE AUDIT COMMITTEE. The National Association of Securities Dealers, as a condition for quotation on the Nasdaq National Market, requires the Company to comply with the

Nasdaq's Marketplace Rules. One such rule requires the Company to certify that it has and will continue to have an audit committee comprised of at least three members, each of whom is independent, as defined by the Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The Company believes that it complies with this requirement.

AUDIT COMMITTEE FINANCIAL EXPERT. The Board of Directors has determined that the Audit Committee members are financially literate under the current listing standards of the Nasdaq National Market and able to devote sufficient time to serving on the Audit Committee. The Board has also determined that Mr. Michael Calvey, who currently is the Managing Partner of Baring Vostok Capital Partners Limited, is the Audit Committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934. The Board made a qualitative assessment of Mr. Calvey's level of knowledge and experience based on a number of factors, including his formal education and experience as Managing Partner of Baring Vostok Capital Partners Limited and on audit committees of other publicly traded companies.

COMPENSATION COMMITTEE. During the fiscal year ended December 31, 2003, the Compensation Committee of the Board of Directors held three meetings and acted through unanimous written consent in lieu of meeting once. The primary purpose of the Compensation Committee is to ensure that the compensation practices and policies of the Company are consistent with and serve the best interests of the Company's shareholders. To this end, the Committee develops and approves the compensation arrangements of the officers of the Company, makes recommendations to the Board of Directors regarding option or restricted stock grants under the Company's 1999 Equity Participation Plan, approves the compensation of, and makes recommendations to the full Board of Directors regarding certain benefits provided to, and compensation plans applicable to the Chief Executive Officer and those individuals whose cash compensation might reasonably be expected to be among the top four most highly paid individuals. In addition, the Committee acts as the Stock Option Administrator as defined in and pursuant to the Company's 1999 Equity Participation Plan with regard to stock option grants. A Report from the Compensation Committee is contained herein after the discussion of executive compensation.

         The current members of the Compensation Committee are Mr. Dunster (Chair), Mr. Johnsen and Mr. Herman.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Dunster and Mr. Herman served on the Compensation Committee during 2003. There were no Compensation Committee interlocks or insider participation during 2003.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. During the fiscal year ended December 31, 2003, the Nominating and Corporate Governance Committee of the Board of Directors held two meetings and acted by unanimous written consent in lieu of meeting three times. The primary purposes of the Nominating and Corporate Governance Committee are to insure that the Board is appropriately constituted to meet its fiduciary obligations to the Company's shareholders and to the Company and to insure that the corporate governance practices of the Company are appropriate and effective in enabling the Board to fulfill its responsibilities independent of management and with a view to the best interests of the Company and its shareholders generally. To accomplish these purposes, the Committee develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and assists the Board in identifying, recruiting and nominating candidates for directorships.

         In evaluating and determining whether to nominate a candidate for a position on the Company's Board, the Committee will consider the criteria outlined in the Committee's Charter, which include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

         The Committee will consider shareholder recommendations of candidates when the recommendations are properly submitted in writing. Any shareholder recommendations which are submitted should include the candidate's name and qualifications for Board membership under the criteria summarized above and should be addressed to:

         Corporate Secretary
         Golden Telecom, Inc.
         4400 MacArthur Blvd., N.W.
         Suite 200
         Washington, D.C., 20007

         For purposes of potential nominees to be considered at the 2005 annual meeting of shareholders, the Corporate Secretary must receive this information by not earlier than October 22, 2004 and not later than December 1, 2004. The notice must set forth the candidate's name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to be disclosed regarding such candidate in connection with the solicitation of a proxy under federal securities law. In addition, the notice must include the nominating shareholder's name, address and the number of shares beneficially owned and the period such shares have been held.

         The Nominating and Corporate Governance Committee charter is available on the Company's website at www.goldentelecom.com

         The current members of the Nominating and Corporate Governance Committee are Mr. Aven (Chair), Mr. Calvey, Mr. Dunster and Mr. Johnsen.

COMMUNICATION WITH THE BOARD. Shareholders may communicate with the Board of Directors, including the non-management directors, by sending an e-mail to boardofdirectors@goldentelecom.ru or by sending a letter to the Golden Telecom's Board of Directors, c/o Corporate Secretary, Golden Telecom, Inc., 4400 MacArthur Blvd., N.W., Suite 200, Washington, D.C., 20007. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

ANNUAL MEETING OF SHAREHOLDERS. It has been a practice of the Company for all directors to attend the Annual Meeting of Shareholders. All directors who were elected to the Board at the last Annual Meeting were in attendance.

ITEM NO. 2 ON YOUR PROXY CARD: RATIFICATION OF APPOINTMENT OF AUDITORS

         Golden Telecom's Audit Committee has voted to appoint Ernst & Young as independent auditors to examine the consolidated financial statements of Golden Telecom, Inc. and subsidiaries for the year ending December 31, 2004, and you are asked to ratify that appointment at the Annual Meeting. In keeping with good corporate governance practice, the Audit Committee will periodically assess the suitability of its incumbent independent auditors taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

         Ernst & Young's report on the Company's consolidated financial statements as of December 31, 2003 and 2002 and for each of the two fiscal years in the period ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2002 and 2003 and thereafter through the filing date of the Company's 2003 annual report on Form 10-K, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statements disclosures, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. None of the "reportable events" described in Item 304 (a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934 have occurred during the fiscal years ended December 31, 2002 and 2003 or through the filing date of the Company's 2003 annual report on Form 10-K.

AUDIT FEES. For professional services rendered for the audit of the Company's 2003 and 2002 financial statements and the review of the financial statements included in the Company's 2003 and 2002 Forms 10-Q, Ernst & Young billed the Company a total of $542,000 in 2003 and $469,000 in 2002. These amounts also include statutory audits of certain subsidiaries.

AUDIT-RELATED FEES. For professional audit-related services rendered, Ernst & Young billed the Company a total of $250,000 in 2003 and $65,000 in 2002. Audit-related services generally include due diligence on potential acquisitions. The amount also include reviews of documents filed with the SEC and accounting consultations.

TAX FEES. Ernst & Young's fees for the years 2003 and 2002 for tax consulting and expatriate tax services were $78,000 and $290,000, respectively.

ALL OTHER FEES. None.

The Company's Audit Committee pre-approved all of the services described above that were provided after the pre-approval requirements under the Sarbanes-Oxley Act became effective on May 6, 2003.

         The Audit Committee considered whether the non-audit services rendered by Ernst & Young were compatible with maintaining Ernst & Young's independence as auditors of the Company's financial statements and determined that they were.

         During 2003, the Company adopted policies and procedures governing pre-approval of services to be provided by the Company's independent auditors consisting of the following key components:

      - The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company's independent auditors.

      - The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services. Pre-approval may be, but in the past has not been, delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting.

      - Pre-approval of certain recurring audit, audit-related and tax services may be accomplished through pre-approval of a detailed budget or an updated forecast for such services.

      - The Company's independent auditors are prohibited from providing certain non-audit services. Any other permissible non-audit service engagement must be specifically approved in advance by the Audit Committee.

      - Generally, the Audit Committee will not engage the Company's independent auditors for services other than audit, audit-related, and tax services.

      - The Company provides regular reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by the Company's independent auditors.

         The Company's policy governing the provision of non-audit services by the Company's independent auditors is more restrictive than is required by the regulations implementing the Sarbanes-Oxley Act of 2002.

         It is not expected that representatives of Ernst & Young will be present at the Annual Meeting.

         The Audit Committee of the Board of Directors has selected Ernst & Young, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2004 and recommends that the shareholders ratify such selection.

         The ratification of the appointment of Ernst & Young is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Ernst & Young shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF AUDITORS (ITEM NO. 2 ON YOUR PROXY CARD)

                       * * * * * * * * * * * * * * * * * *

REPORT OF THE AUDIT COMMITTEE. The Audit Committee of the Board, which is composed of independent Directors and has the principal responsibilities described on page 10 of this proxy statement, has furnished the following report:

         The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61 (SAS 61 - Communication with Audit Committees), as amended, relating to the auditors' judgment about the quality of the Company's accounting principles, judgments and estimates, as applied in its financial reporting.

         The Audit Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence

Discussions with Audit Committees) that relates to the auditors' independence from the Company and subsidiaries, and has discussed with the independent auditors their independence.

         The Audit Committee met with management periodically during fiscal 2003 to consider the adequacy of the Company's internal controls and discussed these matters with the Company's independent auditors and with appropriate Company financial personnel. The Audit Committee also discussed with senior management and the independent auditors the Company's disclosure controls and procedures and the certifications by the Company's Chief Executive Officer and Chief Financial Officer, which are required by the SEC for certain of the Company's filings with the SEC. The Audit Committee met privately with the independent auditors, the internal auditor and other members of management, each of whom has unrestricted access to the Audit Committee.

         Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

                                                     David Herman, Chairman
                                                     Michael Calvey
                                                     Ashley Dunster

                      * * * * * * * * * * * * * * * * * * *

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the Common Stock and rights to acquire Common Stock by shareholders that own five percent or more of the Common Stock, by each of the Company's directors and executive officers, and all the Company's directors and executive officers as a group. For the purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" of any shares as of a date when such person or group has the right to acquire or vote such shares within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Percentages of shares owned are based on the 36,231,156 shares of Common Stock issued and outstanding at April 6, 2004. These shareholding numbers are based in part on the public filings of several of the shareholders listed below.

                                                                                NUMBERS OF SHARES             PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                            BENEFICIALLY OWNED        BENEFICIALLY OWNED
------------------------------------                                            ------------------        ------------------
Alfa Telecom Limited (1)                                                            10,731,707                    29.6
  PO Box 3339 Geneva Place
  333 Waterford Drive
  Road Town, Tortola
  British Virgin Islands

Nye Telenor East Invest AS                                                           7,369,972                    20.3
  Snaroyveien 30
  N-1331
  Fornebu
  Norway

OAO Rostelecom                                                                       4,024,067                    11.1
  1st Tverskaya-Yamskaya 14
  Moscow, Russia, 125,047

European Bank of Reconstruction and Development                                      3,003,564                     8.3
  One Exchange Square
  London EC2A 2JN

Capital International Global Emerging Markets Private Equity Fund L.P.               2,166,405                     6.0
  c/o Capital International, Inc.
  11100 Santa Monica Boulevard Suite 1500
  Los Angeles, California 90025

First NIS Regional Fund SICAV (2)(3)(4)                                                706,463                     2.0
  c/o Bank of Bermuda (Luxemburg ) S.A.
  13 rue Goethe
  B.P. 413
  L-2014 Luxemburg

Cavendish Nominees Limited (2)(3)(4)                                                 1,803,212                     5.0
  c/o International Private Equity Services
  13-15 Victoria Road, P.O. Box 431
  St. Peter Port
  Guernsey, Channel Islands, GY1 3ZD

Stan Abbeloos (7)                                                                        4,673                       -

Vladimir Androsik (7)                                                                        -                       -

Petr Aven (7)                                                                                -                       -

Michael Calvey (4)(7)                                                                        -                       -

Michal Cupa (7)                                                                              -                       -

Ashley Dunster (7)                                                                           -                       -

David Herman (5)(7)                                                                     12,500                       -

Kjell Morten Johnsen (7)                                                                     -                       -

Andrey Kosogov (7)                                                                           -                       -

Michael North (5)(7)                                                                    12,500                       -

Jeffrey Riddell (5)(7)                                                                  41,459                       -

David Stewart (5)(7)                                                                     2,653                       -

Jan Edvard Thygesen (7)                                                                      -                       -

Alexander Vinogradov (6)(7)                                                             26,887                       -

All Directors and Executive Officers as a Group (14 persons)(5)(8)                     100,672                       -

         1. Based on information provided in Amendment No. 8 to Schedule 13D filed with the SEC on December 23, 2003, we understand that Alfa Telecom Limited is a wholly-owned subsidiary of Alfa Finance Holdings S.A. ("Alfa Finance"). As a result of CTF Holding Limited's majority ownership interests in three shareholders of Alfa Finance, who collectively own a majority of the shares in Alfa Finance, CTF Holdings Limited may be deemed to have the power to direct the voting of a majority of the shares of Alfa Finance. CTF Holdings Limited is a wholly-owned subsidiary of Crown Finance Foundation. As a result of these relationships, each of Alfa Finance, CTF Holdings Limited and Crown Finance Foundation may be deemed to beneficially own the shares held for the account of Alfa Telecom Limited.

         2. Shares beneficially owned by The Barings Vostok Private Equity Fund L.P. and The NIS Restructuring Facility (together, the "Barings Funds") are held in the name of Cavendish Nominees Limited, as nominee. Of the 1,803,212 shares held of record by Cavendish Nominees

                  Limited, 1,457,200 shares are beneficially owned by The Barings Vostok Private Equity Fund L.P. and 346,012 shares are beneficially owned by The NIS Restructuring Facility.

         3. First NIS Regional Fund SICAV and the Barings Funds holdings shares through Cavendish Nominees Limited may be deemed to be members of a group pursuant to Rule 13(d)(5) under the Securities Exchange Act of 1934, as amended. However, such persons disclaim group status.

         4. First NIS Regional Fund SICAV and the Barings Funds holdings shares through Cavendish Nominees Limited are advised by Barings Vostok Capital Partners Limited, as investment adviser. Mr. Michael Calvey is the Managing Partner of Barings Vostok Capital Partners Limited. Mr. Calvey disclaims beneficial ownership of the shares held by First NIS Regional Fund SICAV and the Barings Funds holdings shares held by Cavendish Nominees Limited.

         5. Included in these figures is the number of shares of our Common Stock which the holder has the right to acquire beneficial ownership of pursuant to the exercise on or before June 5, 2004 of options we granted, as follows: Mr. David Herman, 12,500, Mr. Michael North, 12,500, Mr. Jeff Riddell, 41,459; and Mr. David Stewart, 13,505.

         6. Golden Telecom has adopted the 1999 Equity Participation Plan, as amended, whereby certain employees of Golden Telecom and its affiliates are granted Golden Telecom stock options. Owing to ambiguities and inconsistencies in the legislation of the countries in which some of our employees live, the Compensation Committee of the Board of Directors of Golden Telecom decided not to issue stock options to its Russian employees, including Mr. Vinogradov. Instead, as part of its key employee incentive and retention policy, Golden Telecom established the Golden Telecom Incentive Bonus Program, whereby Golden Telecom issues stock options to a trust in numbers corresponding to the level of financial incentive Golden Telecom wishes to award its eligible employees. When eligible employees, including Mr. Vinogradov, desire and are eligible to receive the economic benefit of the options, they inform Golden Telecom and the Company, in turn, advises the trustee, who exercises an appropriate number of options for contribution to the trust. Upon request of the Company and the employee, the funds available in the trust may be disbursed to eligible employees in the form of incentive bonuses. The economic value of Mr. Vinogradov's participation in the Bonus Program at December 31, 2003 is approximately equivalent to 152,800 options granted in 2001, 200 options granted in 2000 and 7,000 options granted in 1999.

         7. Each of the individuals indicated by this footnote owns less than one percent of our outstanding Common Stock.

         8. All directors and executive officers as a group own/control less than 1% of our Common Stock outstanding.

                       * * * * * * * * * * * * * * * * * *

EXECUTIVE OFFICERS

         Alexander Vinogradov. Age 49. Mr. Vinogradov's biography may be found under "Board of Directors".

         Michal Cupa. Age 43. Mr. Cupa joined Golden Telecom as the Company's Chief Operating Officer in March 2004. Prior to joining Golden Telecom, Mr. Cupa served with Contactel Ltd. in the Czech Republic from 1999 to February 2003 as Chief Executive Officer. Prior to working with Contactel Ltd., Mr. Cupa worked for Czech Telecom from 1992 to 1999 in various senior executive positions, including Executive Vice President for Networks and Value Added Services and Chief Operations Officer.

         Jeffrey A. Riddell. Age 43. Mr. Riddell joined Golden Telecom as Senior Vice President, General Counsel and Secretary in June 1999. Prior to that, Mr. Riddell served with Global TeleSystems, Inc. ("GTS") as Legal Director- GTS-CIS from August 1998 until June 1999, and Deputy Director of the Legal Department-GTS-CIS from July 1997 to August 1998. Prior to joining GTS, Mr. Riddell was in private practice with Salans, Hertzfeld & Heilbronn.

         David A. Stewart. Age 37. Mr. Stewart was appointed as the Company's Chief Financial Officer in October 2001. Prior to becoming the Chief Financial Officer, Mr. Stewart served as the Finance Director of TeleRoss since 1996. Prior to joining TeleRoss, Mr. Stewart worked in the Audit Department of Ernst & Young offices in Australia and Russia. David Stewart graduated from Melbourne University of Commerce in 1987 and is a member of the Institute of Chartered Accountants in Australia since 1989. Mr. Stewart has given his notice of resignation effective as of June 30, 2004.

                       * * * * * * * * * * * * * * * * * *

EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or awarded to the Company's Chief Executive Officer and the four other most highly compensated executive officers in 2003 serving the operations of Golden Telecom in 2001 and 2002 and 2003. Bonuses listed for the years 2001, 2002 and 2003 represent cash payments for the services rendered in the first three quarters of those years and the fourth quarter of the previous year. In addition, personal subjective bonuses for 2002 and 2003 were paid in 2003 and 2004, respectively.

         The column entitled "Securities Underlying Options" in 2001, 2002 and 2003 refers to shares of the Company's Common Stock that could be issued upon the exercise of stock options awarded to the listed employee under the Golden Telecom 1999 Equity Participation Plan or the Golden Telecom Incentive Bonus Program.

         In accordance with the Golden Telecom 1999 Equity Participation Plan, not more than 4,320,000 shares of Common Stock (subject to antidilution and other adjustment provisions) are authorized for issuance upon exercise of options or upon vesting of restricted or deferred stock awards. As of December 31, 2003, 831,808 shares of Common Stock remained available for grant.

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                   Annual Compensation                                 AWARDS
                                   -------------------------------------------------------------
                                                                                     SECURITIES
                                                                   OTHER ANNUAL      UNDERLYING        ALL OTHER
                                   YEAR    SALARY (1)   BONUS     COMPENSATION (1)   OPTIONS/SAR    COMPENSATION (2)
                                   ----    ----------   ------    ----------------   -----------    ----------------
                                               $           $             $                #                $
                                                                                          -
NAME AND PRINCIPAL POSITION

Alexander Vinogradov (3)           2003     290,000     149,400             -                -                -
 President and Chief               2002     247,683     147,274             -                -                -
 Executive Officer                 2001     180,871     104,121             -          300,000(4)             -

Stan M. Abbeloos (5)               2003     291,925     157,748        41,925                -              555
 Senior Vice President             2002     220,000     163,932       158,850                -            1,050
 and Chief Operating Officer       2001     205,000      83,371       142,850                -              439

Jeffrey A. Riddell                 2003     246,750     148,620        65,103                -           12,245
 Senior Vice President and         2002     170,000     108,978       123,312                -           18,265
 General Counsel                   2001     170,000      92,721       154,155                -            3,084

 David A. Stewart (6)              2003     209,457     105,681        44,457                -              161
 Senior Vice President and         2002     148,333      74,423       146,145          125,000            1,050
 Chief Financial Officer and       2001     130,000      34,401       131,188                -              202
 Treasurer

Kenneth M. Griffin                 2003     228,625      65,183        97,650                -           12,245
 Managing Director of              2002     145,000      55,258       222,920                -           18,055
 Wholesale and International       2001     145,000      49,546       273,819                -            2,666
 Operations Business Unit

         (1) Amounts disclosed represent compensation and reimbursements, provided in addition to Salary and Bonus, for contracted expatriated executives, which includes an overseas living and traveling allowance, rents for Moscow residences, tax equalization payments and dependent tuition, as applicable. The salary structure of expatriate executive was amended effective July 1, 2003 such that housing, living, traveling and other benefits are now included as a portion of salary.

         (2) Amounts disclosed represent the sum of premiums paid by the Company for up to $325,000 term life insurance for each named executive officer, except Mr. Vinogradov, and contributions made by the Company under the Golden Telecom 401(k) Plan to Mr. Riddell and Mr. Griffin who participate in the Company's 401(k) Plan as they are United States citizens. The Golden Telecom 401(k) Plan was established in November 2001.

         (3) Mr. Vinogradov became President and Chief Executive Officer of Golden Telecom on November 6, 2001. Prior to that Mr. Vinogradov worked as General Director of LLC EDN Sovintel. Amounts shown for 2001 include compensation earned for services rendered to Golden Telecom and LLC EDN Sovintel.

         (4) Golden Telecom has adopted the 1999 Equity Participation Plan, as amended, whereby certain employees of Golden Telecom and its affiliates are granted Golden Telecom stock options. Owing to ambiguities and inconsistencies in the legislation of the countries in which some of our employees live, the Compensation Committee of the Board of Directors of Golden Telecom decided not to issue stock options to its Russian employees, including Mr. Vinogradov. Instead, as part of its key employee incentive and retention policy, Golden Telecom established the Golden Telecom Incentive Bonus Program, whereby Golden Telecom issues stock options to a trust in numbers corresponding to the level of financial incentive Golden Telecom wishes to award its eligible employees. When eligible employees, including Mr. Vinogradov, desire and are eligible to receive the economic benefit of the options, they inform Golden Telecom and the Company, in turn, requests that the trustee exercise an appropriate number of options and sell the shares with the proceeds being held in trust. Upon request of the Company and the employee and upon decision adopted by the Trustee, the funds available in the trust may be disbursed to eligible employees in the form of incentive bonuses. The economic value of Mr. Vinogradov's participation in the Bonus Program at December 31, 2003 was approximately equivalent to 152,800 options granted in 2001, 200 options granted in 2000 and 7,000 options granted in 1999.

         (5)      Mr. Abbeloos resigned effective as of February 16, 2004.

         (6) Mr. Stewart has given his notice of resignation effective as of June 30, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table provides information on the number and value of the Company's stock options exercised by the Chief Executive Officer and the four other most highly compensated officers during 2003, the number of options granted under the Golden Telecom 1999 Equity Participation Plan and the Golden Telecom Incentive Bonus Program held by such persons at December 31, 2003, and the value of all unexercised options held by such persons as of that date. The closing price of the Company's stock on December 31, 2003 was $27.69 per share on the Nasdaq National Market.

                                                   NUMBER OF SECURITIES UNDERLYING
                       SHARES                       UNEXERCISED OPTIONS AT FISCAL         VALUE OF UNEXERCISED IN-THE -
                    ACQUIRED ON       VALUE                   YEAR-END                   MONEY OPTIONS AT FISCAL YEAR-END
                      EXERCISE       REALIZED        EXERCISEABLE/UNEXERCISEABLE           EXERCISEABLE/UNEXERCISEABLE
                      --------       --------        ---------------------------           ---------------------------
                         #              $                       #                                      $
                         -              -                       -                                      -
Alexander
Vinogradov            150,000        2,771,367        68,333             91,667           1,071,420         1,438,255

Stan M.
Abbeloos              320,000        5,894,201         5,000                  -              78,450                 -

Jeffrey A.
Riddell               149,000        2,615,996       176,000                  -           2,754,190                 -

David A.
Stewart               136,665        2,433,695        14,723             48,612             227,981           767,722

Kenneth M.
Griffin                89,166        1,697,493           834                  -              10,062                 -

The following table provides information on securities that were authorized for issuance under the Company's 1999 Equity Participation Plan as of December 31, 2003.

                                             (a)                            (b)                                (c)
                                                                                                       NUMBER OF SECURITIES
                                                                                                     REMAINING AVAILABLE FOR
                                  NUMBER OF SECURITIES TO BE                                       FUTURE ISSUANCE UNDER EQUITY
                                   ISSUED UPON EXERCISE OF         WEIGHTED-AVERAGE EXERCISE      COMPENSATION PLANS (EXCLUDING
                                     OUTSTANDING OPTIONS,             PRICE OF OUTSTANDING           SECURITIES REFLECTED IN
         PLAN CATEGORY               WARRANTS AND RIGHTS          OPTIONS, WARRANTS AND RIGHTS              COLUMN (a))
         -------------               -------------------          ----------------------------              -----------
Equity compensation plan                   904,272                            $13.49                          831,808
approved by security holders

                       * * * * * * * * * * * * * * * * * *

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW. The role of the Compensation Committee is to oversee and direct the development of executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company's businesses in order to maximize shareholder value. The Committee's specific responsibilities consist of determining the appropriate levels of compensation, including salaries, quarterly or annual incentives, long-term incentives and employee benefits for members of the Company's senior management, including executive officers. The Committee believes that a strong link should exist between executive compensation and the financial results of the Company's operations. The Committee seeks to realize this goal by developing incentive compensation programs that provide competitive compensation and reflect Company performance.

COMPENSATION PHILOSOPHY. The three fundamental principles to which the Committee adheres in discharging its responsibilities are as follows. First, most annual and long-term incentive compensation for the Company's executive officers should be at risk, with actual compensation levels correlating with the Company's performance in certain key areas determined by the Committee. Second, incentive compensation of the Company's executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company's ability to attract, retain, motivate and reward the executives and senior management who are essential to the Company's continuing success in the difficult markets in which the Company operates. Total compensation, rather than distinct compensation elements, is the focus of the Company's goal to provide competitive compensation opportunities.

COMPENSATION ELEMENTS. The Company's compensation program for executives and senior management consists of four principal elements, each of which is vitally important in meeting the Company's need to attract, retain, motivate and reward highly-qualified executives and senior management in the markets where the Company operates. The four principal elements are described below and include base salaries, periodic performance incentives, long-term incentives and benefits.

BASE SALARIES. Base salaries for executive officers and senior management are generally set at levels that reflect the competitive marketplace for companies that are of comparable size and complexity and that would be considered competitors of the Company in attracting and retaining qualified executives. The salaries of the executive officers are reviewed and approved by the Compensation Committee based on its assessment of each executive's experience and performance and a comparison of salaries of peers in other companies.

PERIODIC PERFORMANCE INCENTIVES. Incentive awards are made on a quarterly or annual basis to executive officers and senior management on the basis of Company and business unit performance relative to budget in such areas as revenue, net income, and EBITDA, which is a common performance measure in the telecommunications industry and means earnings before interest, tax, depreciation and amortization. The Company adopted a revised executive officer and senior management executive bonus program in 2001, whereby an additional criterion, personal performance objectives, was added and executives and senior management are eligible for an annual incentive payment based on the fulfillment of these personal objectives. The bonus program was revised in 2003 such that all bonus components will be paid annually. The Company intends to continue providing incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executive officers. The Committee reviews and approves all performance measures and goals established under the annual and long-term incentive plans.

LONG-TERM INCENTIVES. At the time leading up to the Company's initial public offering in 1999, the Company relied on stock options as the principal means of providing long-term incentive compensation. Stock options were granted to executive officers and senior management under the 1999 Equity Participation Plan. The Committee discontinued the policy of periodic option grants and is in the process of developing a long term incentive bonus plan. It is expected that senior level executives and top management will be eligible for participation in the long term incentive bonus plan, which the Company intends to implement in 2004.

BENEFITS. Benefits offered to executive officers serve a different purpose than do other elements of the total compensation program. In general, they act as a safety net against problems that can arise from illness, disability or death. Benefits offered to executive officers are basically those offered to other employees of the Company.

GOLDEN TELECOM, INC. 401(k) PLAN. The Company offers a 401(k) retirement savings plan (the "401(k) Plan") to its employees. The 401(k) Plan is a defined contribution retirement benefit, the prototype of which has been submitted by the Company's 401(k) Plan administrators to the Internal Revenue Service for favorable tax treatment under Section 401 of the Internal Revenue Service Code. All employees of Golden Telecom, subject to certain regulatory qualifications, who are U.S. citizens and at least 21 years of age and have completed the minimum service requirement are eligible to participate in the 401(k) Plan. The 401(k) Plan participants are able to defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions are also permitted under the 401(k) Plan. Golden Telecom matches 50% of each participant's pre-tax contribution to the 401(k) Plan, up to 5% of the participant's total compensation. In addition, Golden Telecom may, in its sole discretion and in a nondiscriminatory manner, contribute additional amounts as profit sharing to each participant's account. The Company did not contribute additional amounts as profit sharing for the year 2003. The amounts deposited into each participant's account will be invested among various investment options according to the instructions of the participant. Each participant's pre-tax and after-tax contributions will be immediately vested and non-forfeitable. The Company's matching contribution and profit sharing allocations to each participant's account will not vest until the participant has completed three years of service with Golden Telecom at which time the matching contribution and profit sharing allocations become 100% vested.

EVALUATION PROCEDURES. In determining matters regarding executive officer compensation (other than the Chief Executive Officer), the Committee, with the Chairman of the Board and Chief Executive Officer, reviews the performance of key executives including the executive officers, the respective areas of authority and responsibility of the various executive officers, and the contribution of each to the efforts of the Company in meeting its financial and strategic goals. The Committee has confirmed that the compensation paid in 2003 to the named executive officers is consistent with the Company's compensation philosophy and objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. On November 6, 2001 Mr. Alexander Vinogradov was appointed as President and Chief Executive Officer of the Company and entered into an employment agreement with Golden TeleServices, Inc. During 2003, Mr. Vinogradov's base salary was set at $290,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 50% of his base salary. During 2003, Mr. Vinogradov received $290,000 as his base salary and $149,400 in bonus payments. In evaluating Mr. Vinogradov's compensation, the Committee compared the Company's compensation practices and levels to those of other companies involved in similar businesses, including but not limited to, the companies included in the indices indicated in the Performance Graph. Based on this review, the Committee determined Mr. Vinogradov's compensation to be appropriate.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION. Beginning in 1994, the Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly-held company for compensation paid to each of its named executive officers in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." The Committee and the Company design short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Shareholder approval of incentive compensation plans and various provisions thereunder covering the executive officers has been sought and obtained and will be sought in the future to continue to qualify performance-based compensation for the exemption. Although it is the Company's intent to qualify compensation for the exemption from the deduction limitations, the Company's compensation practices have been, and will continue to be, designed to serve the best interests of the shareholders regardless of whether specific compensation qualifies for the exemption.

Submitted by the Compensation Committee of the Board of Directors:

Mr. Ashley Dunster (Chair)
Mr. David Herman
Kjell Morten Johnsen

                       * * * * * * * * * * * * * * * * * *

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

EMPLOYMENT AGREEMENT OF THE CHIEF EXECUTIVE OFFICER. On November 6, 2001 Mr. Vinogradov was appointed as President and Chief Executive Officer of the Company and entered into an employment agreement with Golden TeleServices, Inc., a wholly-owned subsidiary of the Company. Mr. Vinogradov continued his employment as General Director of LLC EDN Sovintel, a fully owned subsidiary of the Company, until November 12, 2002. During 2003, Mr. Vinogradov's overall annual base salary was set at $290,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 50% of his base salary. As of January 1, 2004, Mr. Vinogradov's annual base salary is set at $350,000 and he is eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 29% of his base salary. If Mr. Vinogradov is terminated without cause he is entitled to an amount equal to his salary at its then current rate for a period of 6 months and any amount to be paid to him as a cash payout of salary due for the notice period if the employer elects to make a payment in lieu of notice, and to the cost of continuing all medical and dental plans or retirement benefits for such periods.

         Mr. Vinogradov's agreement contains provisions relating to the protection of the employer's confidential information, non-competition during the term of the agreement and for a six-month period thereafter, non-solicitation of employer employees for twelve months following termination of employment, and compliance with the Foreign Corrupt Practices Act of 1977. Mr. Vinogradov may be terminated for cause if he fails to follow an order of the Board, if he is engaged in fraud, embezzlement or any other similar illegal act in connection with his duties as an employee, upon conviction of a felony or crime involving moral turpitude which may cause substantial economic injury to the Company, or upon the wilful or grossly negligent commission of any other act which may cause substantial economic injury to the Company. In addition, Golden Teleservices, Inc. may terminate Mr. Vinogradov if he suffers total disability. Mr. Vinogradov may terminate the agreement by giving Golden TeleServices, Inc. ninety days prior written notice.

EMPLOYMENT AGREEMENTS OF OTHER EXECUTIVE OFFICERS. The employment contracts of the other executive officers contain substantially the same terms, other than compensation amounts, as that of Mr. Vinogradov's agreement.

                              [PERFORMANCE GRAPH]



GOLDEN TELECOM INC


                                                                     Cumulative Total Return
                                       -------------------------------------------------------------------------------------
                                         9/99      10/99      11/99      12/99       1/00       2/00       3/00       4/00
                                       --------   --------   --------   --------   --------   --------   --------   --------
GOLDEN TELECOM, INC.                     100.00     106.57     132.85     373.72     224.82     490.51     531.39     357.66
NASDAQ STOCK MARKET (U.S. & FOREIGN)     100.00     108.16     121.75     148.67     143.85     172.08     167.33     140.83
NASDAQ TELECOMMUNICATIONS                100.00     118.45     126.46     146.65     146.22     160.46     155.81     126.92

                                                                Cumulative Total Return
                                       --------------------------------------------------------------------------
                                         5/00       6/00       7/00       8/00       9/00      10/00      11/00
                                       --------   --------   --------   --------   --------   --------   --------
GOLDEN TELECOM, INC.                     348.91     347.45     353.28     359.12     202.92     181.02     129.20
NASDAQ STOCK MARKET (U.S. & FOREIGN)     123.82     144.99     137.45     153.60     134.12     122.83      94.50
NASDAQ TELECOMMUNICATIONS                106.16     122.96     109.36     111.17      98.08      85.67      62.32



GOLDEN TELECOM INC

                                                                      Cumulative Total Return
                                       -------------------------------------------------------------------------------------

                                        12/00       1/01       2/01       3/01       4/01       5/01       6/01       7/01
                                       --------   --------   --------   --------   --------   --------   --------   --------
GOLDEN TELECOM, INC.                      59.85     128.47     105.11     115.33     107.56     109.78     163.50     148.91
NASDAQ STOCK MARKET (U.S. & FOREIGN)      89.84     100.83      78.05      66.82      76.90      76.73      78.59      73.66
NASDAQ TELECOMMUNICATIONS                 62.46      78.40      62.48      55.03      57.20      53.80      52.15      47.29


                                                                      Cumulative Total Return
                                       -------------------------------------------------------------------------------------

                                         8/01       9/01      10/01      11/01      12/01       1/02       2/02       3/02
                                       --------   --------   --------   --------   --------   --------   --------   --------
GOLDEN TELECOM, INC.                     117.96      91.09     140.61     143.07     136.29     153.58     143.07     180.79
NASDAQ STOCK MARKET (U.S. & FOREIGN)      65.59      54.39      61.40      70.16      70.89      70.30      62.96      67.20
NASDAQ TELECOMMUNICATIONS                 41.86      37.99      37.05      40.95      41.83      35.17      30.23      29.81



GOLDEN TELECOM INC

                                                                      Cumulative Total Return
                                       -------------------------------------------------------------------------------------
                                         4/02       5/02       6/02       7/02       8/02       9/02      10/02      11/02
                                       --------   --------   --------   --------   --------   --------   --------   --------
GOLDEN TELECOM, INC.                     204.37     186.28     205.55     167.01     157.66     140.73     172.73     184.29
NASDAQ STOCK MARKET (U.S. & FOREIGN)      61.46      58.79      53.32      48.44      47.94      42.74      48.54      54.02
NASDAQ TELECOMMUNICATIONS                 23.72      22.59      17.98      17.26      18.08      16.49      19.32      20.60


                                                                      Cumulative Total Return
                                       -------------------------------------------------------------------------------------
                                        12/02       1/03       2/03       3/03       4/03       5/03       6/03       7/03
                                       --------   --------   --------   --------   --------   --------   --------   --------
GOLDEN TELECOM, INC.                     147.74     158.01     155.33     174.01     197.96     286.13     257.75     323.15
NASDAQ STOCK MARKET (U.S. & FOREIGN)      48.78      48.26      48.89      49.06      53.58      58.42      59.43      63.56
NASDAQ TELECOMMUNICATIONS                 19.26      20.72      22.12      22.04      24.64      25.94      27.21      27.79


GOLDEN TELECOM INC

                                                        Cumulative Total Return
                                       ---------------------------------------------------------
                                          8/03        9/03       10/03       11/03       12/03
                                       ---------   ---------   ---------   ---------   ---------
GOLDEN TELECOM, INC.                      379.09      319.30      302.13      325.84      325.26
NASDAQ STOCK MARKET (U.S. & FOREIGN)       66.41       65.58       70.93       72.07       73.58
NASDAQ TELECOMMUNICATIONS                  27.53       27.59       31.13       30.35       32.02





                                                              Begin:  9/30/1999
                                                         Period End: 12/31/2003
GOLDEN TELECOM INC                                              End: 12/31/2003

                                        Beginning
               Transaction    Closing    No. Of     Dividend   Dividend    Shares       Ending       Cum. Tot.
   Date*          Type        Price**   Shares***   per Share    Paid     Reinvested    Shares        Return
  ---------    -----------    --------  ---------   ---------  --------   ----------    ------       ---------
  30-Sep-99       Begin          8.563     11.68                                         11.679        100.00

  31-Oct-99     MonthEnd         9.125     11.68                                         11.679        106.57

  30-Nov-99     MonthEnd        11.375     11.68                                         11.679        132.85

  31-Dec-99     MonthEnd        32.000     11.68                                         11.679        373.72

  31-Jan-00     MonthEnd        19.250     11.68                                         11.679        224.82

  29-Feb-00     MonthEnd        42.000     11.68                                         11.679        490.51

  31-Mar-00     MonthEnd        45.500     11.68                                         11.679        531.39

  30-Apr-00     MonthEnd        30.625     11.68                                         11.679        357.66

  31-May-00     MonthEnd        29.875     11.68                                         11.679        348.91

  30-Jun-00     MonthEnd        29.750     11.68                                         11.679        347.45

  31-Jul-00     MonthEnd        30.250     11.68                                         11.679        353.28

  31-Aug-00     MonthEnd        30.750     11.68                                         11.679        359.12

  30-Sep-00     MonthEnd        17.375     11.68                                         11.679        202.92

  31-Oct-00     MonthEnd        15.500     11.68                                         11.679        181.02

  30-Nov-00     MonthEnd        11.063     11.68                                         11.679        129.20

  31-Dec-00     MonthEnd         5.125     11.68                                         11.679         59.85

  31-Jan-01     MonthEnd        11.000     11.68                                         11.679        128.47

  28-Feb-01     MonthEnd         9.000     11.68                                         11.679        105.11

  31-Mar-01     MonthEnd         9.875     11.68                                         11.679        115.33

  30-Apr-01     MonthEnd         9.210     11.68                                         11.679        107.56

  31-May-01     MonthEnd         9.400     11.68                                         11.679        109.78

  30-Jun-01     MonthEnd        14.000     11.68                                         11.679        163.50

  31-Jul-01     MonthEnd        12.750     11.68                                         11.679        148.91

  31-Aug-01     MonthEnd        10.100     11.68                                         11.679        117.96

  30-Sep-01     MonthEnd         7.800     11.68                                         11.679         91.09

  31-Oct-01     MonthEnd        12.040     11.68                                         11.679        140.61

  30-Nov-01     MonthEnd        12.250     11.68                                         11.679        143.07

  31-Dec-01     MonthEnd        11.670     11.68                                         11.679        136.29

  31-Jan-02     MonthEnd        13.150     11.68                                         11.679        153.58

  28-Feb-02     MonthEnd        12.250     11.68                                         11.679        143.07

  31-Mar-02     MonthEnd        15.480     11.68                                         11.679        180.79

  30-Apr-02     MonthEnd        17.499     11.68                                         11.679        204.37

  31-May-02     MonthEnd        15.950     11.68                                         11.679        186.28

  30-Jun-02     MonthEnd        17.600     11.68                                         11.679        205.55

  31-Jul-02     MonthEnd        14.300     11.68                                         11.679        167.01

  31-Aug-02     MonthEnd        13.500     11.68                                         11.679        157.66

  30-Sep-02     MonthEnd        12.050     11.68                                         11.679        140.73

  31-Oct-02     MonthEnd        14.790     11.68                                         11.679        172.73

  30-Nov-02     MonthEnd        15.780     11.68                                         11.679        184.29

  31-Dec-02     MonthEnd        12.650     11.68                                         11.679        147.74

  31-Jan-03     MonthEnd        13.530     11.68                                         11.679        158.01

  28-Feb-03     MonthEnd        13.300     11.68                                         11.679        155.33

  31-Mar-03     MonthEnd        14.900     11.68                                         11.679        174.01

  30-Apr-03     MonthEnd        16.950     11.68                                         11.679        197.96

  31-May-03     MonthEnd        24.500     11.68                                         11.679        286.13

  30-Jun-03     MonthEnd        22.070     11.68                                         11.679        257.75

  31-Jul-03     MonthEnd        27.670     11.68                                         11.679        323.15

  31-Aug-03     MonthEnd        32.460     11.68                                         11.679        379.09

  30-Sep-03     MonthEnd        27.340     11.68                                         11.679        319.30

  31-Oct-03     MonthEnd        25.870     11.68                                         11.679        302.13

  30-Nov-03     MonthEnd        27.900     11.68                                         11.679        325.84

  31-Dec-03        End          27.850     11.68                                         11.679        325.26


*    Specified ending dates or ex-dividends dates.

** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.

***  'Begin Shares' based on $100 investment.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS AND STANDSTILL AGREEMENTS. On December 1, 2003, subsidiaries of the Company completed the purchase of OAO Comincom from Nye Telenor East Invest. As a result of the transaction, Telenor acquired 19.5% of the Company's then issued and outstanding shares. Also as a result of the transaction, the Company and certain major shareholders of the Company entered into a shareholders agreement and a standstill agreement. The shareholders agreement and standstill agreement, which came into effect on December 1, 2003, were entered into by the Company, Alfa, Telenor, Rostelecom, Capital, Cavendish and First NIS. An Independent Committee of the Board of Directors authorized both agreements and granted its approval of the acquisition pursuant to Section 203(a)(1) of the Delaware General Corporate Law.

         The shareholders agreement provides that the parties to the agreement will vote their shareholding such that the nominees to the Board designated by the parties pursuant to the agreement will be elected to the Golden Telecom Board of Directors. The following table shows each of the nominees for director and which shareholder designated them for nomination.

    Shareholder                      Nominees
    -----------                      --------
Alfa                        Mr. Petr Aven
                            Mr. Andrey Kosogov
                            Mr. Alexander Vinogradov

Telenor                     Mr. Kjell Morten Johnsen
                            Mr. Jan Edvard Thygesen

Rostelecom                  Mr. Vladimir Androsik
                            Mr. Michael North

Capital                     Mr. Ashley Dunster

Cavendish/First NIS         Mr. Michael Calvey

Pursuant to the shareholders agreement, the directors select the final nomination for director. The Board selected Mr. David Herman.

         If the shareholdings of any party to the standstill agreement reach, exceed or fall below certain thresholds then the right to designate directors to the Company's Board of that particular shareholder shall be adjusted. Accordingly, such shareholder has the right to designate one director for each 10% of the Company's outstanding stock owned up to 30% after which point the number of directors such shareholder may designate is capped at three, except that if a shareholder owns more than 40% of the Company's outstanding stock, that shareholder may also appoint, in addition to the three directors mentioned above, an independent director who shall be an audit committee financial expert and qualified and willing to serve on the Audit Committee. The shareholders agreement terminates on the earlier of (i) the date on which all parties to the agreement agree in writing and (ii) the date on which any person owns more than 50% of the Company's issued and outstanding shares.

         Generally, the standstill agreement provides that Alfa may not acquire over 49.99%, Telenor may not acquire over 40.00% and Rostelecom may not acquire over 35.00% of the Company's outstanding stock on a fully diluted basis. Similar "standstill" provisions are applicable to Capital and Barings whereby neither of these entities' shareholdings may exceed 20% of the Company's outstanding stock. The standstill agreement expires on the earlier of (i) the date on which all parties to the agreement agree in writing, (ii) June 1, 2005, (iii) the date on which any person owns more than 50% of the Company's issued and outstanding shares, or (iv) the date on which the Company files for bankruptcy.

AGREEMENTS WITH AFFILIATES OF ALFA, TELENOR, AND WITH ROSTELECOM. In the past, companies affiliated with Alfa Telecom Limited have provided investment banking and corporate finance services to the Company. We expect that this relationship will continue. In particular, the Company incurred approximately $0.3 million in consulting costs with an affiliate of Alfa in relation to the acquisition of OOO Sibchallenge Telecom in 2003. In addition, the Company incurred approximately $0.1 million in consulting costs with an affiliate of Alfa related to a potential acquisition that was subsequently withdrawn from the market. The Company has also entered into a consulting services agreement with Alfa Bank. This consulting services agreement became effective on April 1, 2003 and will terminate on December 31, 2004, unless terminated earlier pursuant to the agreement. The agreement provides for compensation for services, the total amount of which shall not exceed $1 million for the provision of services from April 1, 2003 to December 31, 2003 and an amount which shall not exceed $1 million for the provision of services from January 1, 2004 to December 31, 2004. In September 2002, several Russian subsidiaries of the Company entered into a one year agreement with OOO Alfa Insurance, an affiliate of Alfa, to provide the Company's Russian employees with medical and dental insurance services. The amount payable under this agreement is approximately $0.3 million per year. In December 2003, the Company entered into a one year agreement with OOO Alfa Insurance to provide the Company with property and equipment liability insurance. The amount payable under this agreement is approximately $0.2 million per year. OAO Alfa Insurance provides medical insurance to employees of some of the Company's wholly owned subsidiaries and payments to OAO Alfa Insurance for medical insurance were approximately $0.3 million. We have also entered into commercial arrangements in the ordinary course of business with affiliates of Alfa, Telenor, and with Rostelecom. In the regular course of business, we enter into infrastructure, settlement and other operational contracts with Rostelecom. In 2003, payments to Rostelecom under such contracts were approximately $16.9 million. We believe that our arrangements with these companies have been conducted on commercially reasonable terms.

REGISTRATION RIGHTS AGREEMENTS. Golden Telecom entered into a registration rights agreement with Alfa, Telenor, Rostelecom, Capital and Cavendish and First NIS on August 19, 2003 which became effective on the closing of the Comincom transaction on December 1, 2003. The agreement provides that upon the written request of any of Alfa, Telenor, or Rostelecom, the Company will use all reasonable efforts to register under the applicable federal and state securities laws the resale of any of the shares of the Company's Common Stock owned by Alfa, Telenor or Rostelecom, respectively. Each of Alfa, Telenor, and Rostelecom may make such requests twice. The agreement also provides that upon the written request of either Capital or Barings, the Company will use all reasonable efforts to register under the applicable federal and state securities laws the resale of any of the shares of the Company's Common Stock owned by Capital or Barings, respectively. Each of Capital or Barings may make such request once. Alfa, Telenor, Rostelecom, Capital and Barings each have the right to include their respective shares of the Company's Common stock in future registrations initiated by the Company on its own behalf or on behalf of other shareholders. This right is subject to certain limitations as to whether and to what extent each of Alfa, Telenor, Rostelecom, Capital and Barings may include their shares in any such registration. The Company has agreed to pay any registration expenses. The registration rights agreement contains customary indemnification and contribution provisions between the Company, Alfa, Telenor, Rostelecom, Capital, Cavendish and First NIS.

                       * * * * * * * * * * * * * * * * * *

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company believes that during 2003 all reports for the Company's executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 and related regulations were filed on a timely basis, except that one report was filed late by Mr. Jeffrey Riddell, Senior Vice President, General Counsel and Corporate Secretary, due to incorrect information received from Mr. Riddell's broker relating to an exercise of an employee stock option in September 2003.

                       * * * * * * * * * * * * * * * * * *

OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

         Although we know of no items of business that will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority on us with respect to any other matters that may come before the meeting to the extent permitted by applicable rules of the SEC. In this regard consistent with the provisions of Rule 14a-14(c)(1), this proxy will grant us discretionary authority to vote on any shareholder proposals presented at the meeting of which we have not received notice at least 45 days before the anniversary of the date on which we first mailed our proxy materials for last year's Annual Meeting.

                       * * * * * * * * * * * * * * * * * *

GENERAL QUESTIONS

Q.: WHEN AND WHERE IS THE SHAREHOLDER MEETING?

A.: The 2004 Annual Meeting of shareholders of Golden Telecom will be held in the Midnattsol Meeting Room, Telenor Expo, Snaroyveien 30, 1331 Fornebu, Norway on May 20, 2004 at 12:30 p.m. local time.

Q.: WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A.: You are receiving this Proxy Statement and Proxy Card from us because you owned shares in Golden Telecom on the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also provides you information on these issues so that you can make an informed decision. The Proxy Card is used for voting.

Q.: WHO CAN VOTE?

A.: Shareholders of record at close of business on April 6, 2004 are entitled to vote at the 2004 Annual Meeting. A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose relating to the meeting between 9:00 a.m. and 5:00 p.m. at the executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

Q.: HOW MANY SHARES ARE ENTITLED TO VOTE?

A.: On April 6, 2004 Golden Telecom had outstanding approximately 36,231,156 shares of Common Stock, par value $0.01 per share, with each share representing one vote.

Q.: WHAT IS A QUORUM?

A.: In order to hold the meeting, there must be present in person or by Proxy Card holders of a majority of voting power of the outstanding shares of stock entitled to vote at the meeting, which is approximately 18,115,579 shares.

Q.: WHEN ARE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING DUE?

A.: Shareholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 2005 annual meeting of shareholders, must be received at the Company's principal executive offices no later than December 1, 2004.

Q.: WHO PAYS THE COST OF SOLICITATION?

A.: Golden Telecom pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding this Proxy Statement and Proxy Card to you. In addition, Mellon Investor Services has been retained by Golden Telecom to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee of approximately $5,500, plus reasonable expenses, for its services. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Golden Telecom. If you plan to attend, please advise the Corporation's Corporate Secretary by e-mail at annualmeeting@gti.ru or by written correspondence.

Q.: WHO CAN ATTEND THE ANNUAL MEETING?

A.: Only shareholders are invited to attend the meeting. To gain admittance to the meeting, you must bring proof of your ownership. If you are a shareholder of record and received this Proxy Statement and your Proxy Card by mail, no brokerage or other statement is needed for you to attend the Annual Meeting. If a broker or other nominee holds your shares, and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares. In all cases you must also bring a form of personal identification.

Q.: HOW CAN I RECEIVE A COPY OF THE ANNUAL REPORT?

A.: The 2003 Annual Report of Golden Telecom will be mailed together with this Proxy Statement.

                       * * * * * * * * * * * * * * * * * *

VOTING PROCEDURES (FOR SHAREHOLDERS OF RECORD)

You are a shareholder of record if you have an account directly with our transfer agent, Mellon Investor Services.

Q.: HOW DO I VOTE?

A.: You may vote by signing and mailing your Proxy Card. If you return your signed Proxy Card to Golden Telecom before the Annual Meeting, Golden Telecom will vote your shares as you direct. You can specify on your Proxy Card whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from the proposal to ratify the selection of our auditors. The proposals will be presented at the Annual Meeting by management.

Q.: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR SHAREHOLDERS OF RECORD?

A.: If you return your Proxy Card to the Company, but do not specify on your Proxy Card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Election of Directors" below, and "FOR" Item No. 2 on your Proxy Card.

Q.: HOW DO I CHANGE MY VOTE?

A.: Shareholders of record who execute proxies may revoke them at any time before they are voted. Any Proxy Card may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 4400 MacArthur Blvd., N.W., Suite 200, Washington, D.C., 20007 on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent Proxy Card relating to the same shares or by attending the meeting and voting in person.

                       * * * * * * * * * * * * * * * * * *

VOTING PROCEDURES (FOR BENEFICIAL SHAREHOLDERS)

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (the "nominee") holds your stock. This form of ownership is often called ownership in "street name" since your name does not appear anywhere on our records.

Q.: HOW DO I VOTE?

A.: You must vote in the manner described by the nominee in the materials delivered by the nominee with this Proxy Statement. Detailed instructions are also included in this Proxy Statement.

Q.: HOW DO I CHANGE MY VOTE?

A.: To change your vote, follow the nominee's instructions on revoking or changing your Proxy Card.

                       * * * * * * * * * * * * * * * * * *

GENERAL VOTING QUESTIONS

Q.: HOW MANY VOTES ARE NEEDED FOR A PROPOSAL TO PASS?

A.: The vote of the holders of a plurality of the votes cast by shareholders will elect candidates for director (Item No. 1 on your Proxy Card). The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Board of Directors' appointment of Ernst & Young as the Company's independent public accountants for 2004 (Item No. 2 on your Proxy Card).

Q.: WHAT SHARES ARE REFLECTED ON MY PROXY CARD?

A.: The Proxy Card we delivered to you reflects all shares owned by you at the close of business on the record day. If you hold shares "in street name" you will receive a voting instruction card from your nominee.

Q.: IF I PLAN TO ATTEND THE MEETING SHOULD I STILL VOTE BY PROXY CARD?

A.: Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the Annual Meeting for shareholders of record. If you send in your Proxy Card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Beneficial owners who wish to attend the meeting and vote in person must request a proxy from the nominee and bring that proxy to the meeting.

   A COPY OF THE ANNUAL REPORT TO SHAREHOLDERS OF GOLDEN TELECOM, INC., WHICH INCLUDES FINANCIAL STATEMENTS, WILL BE MAILED TO YOU WITH THIS PROXY STATEMENT.
  YOU MAY RECEIVE AN ADDITIONAL COPY OF THE ANNUAL REPORT TO SHAREHOLDERS AT NO CHARGE UPON WRITTEN REQUEST DIRECTED TO SHAREHOLDER RELATIONS, REPRESENTATIVE
    OFFICES OF GOLDEN TELESERVICES, INC., 1 KOZHEVNICHESKY PROEZD, 2ND FLOOR, MOSCOW, RUSSIA, 115114, FAX NUMBER 7-095-797-9306 OR FROM SHAREHOLDER RELATIONS,
 GOLDEN TELECOM, INC., 4400 MACARTHUR BLVD., N.W., SUITE 200, WASHINGTON, D.C.,
       20007, FAX NUMBER 1-202-332-4877 OR E-MAIL TO ANNUALMEETING@GTI.RU

                                     ANNEX A

                         CHARTER OF THE AUDIT COMMITTEE
                OF THE BOARD OF DIRECTORS OF GOLDEN TELECOM, INC.

                        AS AMENDED ON SEPTEMBER 10, 2002

                                Mission Statement

         The Audit Committee (the "Committee") is a committee of the Board of Directors of Golden Telecom, Inc. ("GTI" or the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing
(i) proposed financial plans; (ii) the financial information provided to shareholders and others; (iii) systems of internal controls which management and the Board of Directors have established; and (iv) the audit process, including both internal and external audits. The Audit Committee interacts directly with the independent auditor to ensure the independent auditor's ultimate accountability to the Board and the Committee, as representatives of the shareholders, and is directly responsible for the appointment, compensation and oversight of the independent auditor.

                                     Members

         The Committee will be composed of three members of the Board of Directors who shall serve at the pleasure of the Board and who will be appointed to the Committee in accordance with NASD and SEC rules and regulations. Each member shall be:

1. In the opinion of the Board of Directors and as defined by NASD and SEC rules and regulations, free from any relationship that would interfere with the exercise of independent judgment; and

2. Financially literate and capable of understanding fundamental financial statements.

         At least one member of the Committee must be a financial expert. This person should have, through education and experience as an auditor or a principal financial officer, comptroller or principal accounting officer of a company, an understanding of generally accepted accounting procedures, experience with internal accounting controls and an understanding of audit committee functions, or as otherwise determined by Nasdaq or SEC rules and regulations.

         Audit Committee members will be appointed by the Board of Directors at the recommendation of the Chairman of the Board or the Executive Committee. One of the members will be designated by the Committee as its Chairman. The Chairman will preside over the Committee meetings and report Committee actions to the Board of Directors.

                                    Meetings

         The Committee will meet on a regular basis at least four times annually and will call special meetings as circumstances require. It will meet privately with the Company's Compliance Officer, the Chief Financial Officer, and the Company's independent auditor in separate executive sessions to discuss any matters that the Committee, Compliance Officer, the Chief Financial Officer or the independent auditor believe should be discussed privately. The

Committee may ask members of management or others to attend the meetings and provide pertinent information, as necessary. A quorum for the transaction of business at meetings of the Audit Committee shall consist of at least two members of the Committee.

                                Responsibilities

The Committee shall have the following responsibilities, such list of responsibilities being indicative only and representing corporate best practices for audit committee:

1. Provide an open avenue of communication between the independent auditor and the Board of Directors.

2. Preapprove all auditing and non-auditing services provided by the auditor to the Company.

3. Choose on an annual basis the independent auditor; determine the compensation of the independent auditor; and review and approve the discharge of the independent auditor.

4. Review and concur in the appointment, replacement, reassignment or dismissal of the Chief Financial Officer.

5. Confirm and take any necessary action to assure the independence of the internal auditors and the independent auditor.

6. Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships and services that may impact the objectivity and the independence of the independent auditor.

7. Consider reports to the Committee required to be provided by the independent auditor on the Company's critical accounting policies and practices, alternative treatments of financial information permitted within generally accepted accounting principles, the ramifications of the use of such treatments and the treatment preferred by the auditor, and all other material written communications with management.

8. Ensure the receipt by the Committee from the independent auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with ISBS No.1.

9. Inquire of management, the Chief Financial Officer, the Compliance Officer, the General Counsel and the independent auditor about significant risks or exposures to the Company and assess the steps management has taken to minimize such risk to the Company.

10. Establish and maintain appropriate procedures for the receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

11. Consider and approve the annual plan of the internal auditing function, and the independent auditor's proposed audit plan, including coordination with the internal audit plan.

12. Consider and concur in any special audit of systems or procedures suggested by the Compliance Officer, the Chief Financial Officer, the General Counsel or the independent auditors.

13. Review with the Chief Financial Officer and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

14. Consider with management and the independent auditor the rationale for employing audit or compliance audit firms other than the principal independent auditor, and preapprove any employment of such firms.

15. Consider and review with the independent auditor, Chief Financial Officer and General Counsel, as appropriate:

         a. The adequacy of the Company's internal controls, including computerized information system controls and security and training programs; and

         b. Any related significant issues identified by the independent auditor and internal auditing, together with management's responses thereto.

16. Review with management and the independent auditor at the completion of the annual audit:

         a. The Company's annual financial statements and related footnotes;

         b. The independent auditor's audit of the financial statements and the report thereon;

         c. Any significant changes required in the independent auditor's audit plan and scope;

         d. Any serious difficulties or disputes with management encountered during the course of the audit; and

         e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

17.      Consider and review with management and the Chief Financial Officer:

         a. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

         b.       Any significant changes required in their audit plan.

18. Review with the Compliance Officer and General Counsel the results of the management questionnaires regarding compliance issues.

19. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators.

20. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

21. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, and retain independent counsel, accountants or others, when needed, to assist it in the course of any investigation, with funding for engaging such outside advisors to be provided by the Company.

22. Review and recommend to the Board of Directors the annual corporate budget and corporate budget and capital or other significant expenditure requests.

23. Assume such other duties and considerations as may be delegated to the Committee by the Board of Directors, or required of the Committee upon the request of the Board of Directors from time to time pursuant to a duly adopted resolution of the Board of Directors.

         In fulfilling these responsibilities, the Committee shall have full authority to investigate any aspect of the Company's affairs, at its discretion. The Committee shall have full and unrestricted access to all of the Company's records and personnel.

                                                                Please
                                                                Mark Here    |_|
                                                                for Address
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE

1.    ELECTION OF DIRECTORS

      FOR all nominees listed                        WITHHOLD AUTHORITY
      below (except as marked                     to vote for all nominees
         to the contrary)                           except those circled

               |_|                                           |_|

Nominees: 01 Vladimir Androsik, 02 Petr Aven
          03 Michael Calvey, 04 Ashley Dunster
          05 David Herman, 06 Kjell Morten Johnsen
          07 Andrey Kosogov, 08 Michael North
          09 Jan Edvard Thygesen and 10 Alexander Vinogradov

For, except vote withheld from the following nominee(s)

________________________________________________________________

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG (CIS) LIMITED AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY

                    FOR             AGAINST          ABSTAIN

                    |_|               |_|              |_|

                                      CHECK HERE IF YOU PLAN TO ATTEND THE
                                      STOCKHOLDERS MEETING ON MAY 20, 2004   |_|

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS AND RATIFICATION OF THE SELECTION OF ERNST & YOUNG (CIS) LIMITED AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 2004.


Signature _______________________ Signature _______________________ Date _______

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                     [LOGO]
                                     Golden
                                  Telecom (TM)

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 2004

PROXY

                                  COMMON STOCK

                              GOLDEN TELECOM, INC.

              Representative Offices of Golden TeleServices, Inc.

           1 Kozhevnichesky Proezd, 2nd Floor, Moscow, 115114, Russia

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby nominates and appoints David Stewart and Jeff Riddell, or either of him, as proxies with full power of substitution to each, and hereby authorizes each of him to represent and to vote, as designated hereon, all shares of Common Stock of GOLDEN TELECOM, INC. (the "Company") which the undersigned is entitled to vote on all matters that come before the Annual Meeting of Stockholders to be held on May 20, 2004, and any adjournments thereof.

      Item 1 and Item 2 were proposed by Golden Telecom, Inc.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF THE NOMINATED DIRECTORS AND (II) RATIFICATION OF THE SELECTION OF ERNST & YOUNG (CIS) LIMITED AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 2004.

                  (Continued and to be signed on reverse side)
________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________




________________________________________________________________________________

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^